EXHIBIT 99

FOR IMMEDIATE RELEASE	Media Contact:	Tad Hutcheson
March 5, 2004		AirTran Airways
tad.hutcheson@airtran.com
407.251.5578

Judy Graham-Weaver
AirTran Airways
judy.graham-weaver@airtran.com
770.907.5054

Kelly Lanpheer
Air Wisconsin Airline Corp.
kelly.lanpheer@airwis.com
920.749.7638

AIRTRAN AIRWAYS RETURNS TO ALL FULL-SIZE
BOEING JETS WITH BUSINESS CLASS

     ORLANDO, Fla. March 5, 2004 - AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that the airline has reached an agreement with Air Wisconsin Airline Corporation (NASDAQ: AWAC) to end the regional jet service known as AirTran Airways JetConnect. The move to end JetConnect service comes after the airline performed an economic analysis and determined it could operate the Boeing 717 more efficiently than the Canadair regional jets in short-haul markets. Air Wisconsin Airline Corp. currently operates ten Canadair regional jets under the AirTran JetConnect brand and flies to 14 cities - five of them exclusively.

     AirTran JetConnect service will begin phasing out of AirTran Airways' system in July 2004, with all JetConnect service ending by August 2004. Passenger demand in the JetConnect cities will be met with the airline's popular Boeing 717 jets - all of which have Business Class and extra large overhead storage bins. The airline operates the youngest all-Boeing fleet in the nation. In addition, the airline has 100 Boeing 737-700 aircraft on order with deliveries scheduled to begin this summer.

     "AirTran Airways viewed AirTran JetConnect as a trial which included a pre-planned review period at the end of 2003. We launched the regional jet product after September 11th when short-haul traffic initially evaporated. Since that time, the combination of improved short-haul revenue and eleven consecutive quarterly reductions in our unit costs now permit us to better serve these routes with full-size jets. Every jet in our fleet will have a Business Class cabin and extra large overhead storage bins, and passengers will continue to enjoy the same low fares they have come to expect with AirTran Airways," said Joe Leonard, chairman and chief executive officer. "Air Wisconsin lived up to their operational and financial promises, and we appreciate the partnership with Air Wisconsin and wish them well in their new endeavors."

     "Air Wisconsin has enjoyed the relationship with AirTran Airways. There are growth opportunities for Air Wisconsin with another airline partner, and we are looking forward to re-deploying these regional jets," said Pat Thompson, executive vice president of Air Wisconsin Airline Corp.

     AirTran Airways is one of America's largest low-fare airlines - employing more than 5,600 professional Crew Members and operating 508 flights a day to 45 destinations. The airline's hub is at Hartsfield-Jackson Atlanta International Airport, the world's busiest airport by passenger volume, where it is the second largest carrier operating 188 flights per day. AirTran Airways, a subsidiary of AirTran Holdings (NYSE: AAI), is the world's largest operator of the Boeing 717 and has the youngest all-Boeing fleet of any airline. In 2004, the airline will begin taking delivery of new Boeing 737-700s. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Editor's note: Statements regarding the Company's operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2002. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

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